Exhibit 23.2 - Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of the Equitable of Iowa Companies Dividend Reinvestment and Stock Purchase Plan and to the incorporation by reference therein of our report dated February 10, 1994 with respect to the consolidated financial statements and schedules of Equitable of Iowa Companies and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.


                                /s/ Ernst & Young LLP


Des Moines, Iowa
August 10, 1994